EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the ViewPoint Financial Group, Inc. 2012 Equity Incentive Plan of our report dated March 4, 2010 with respect to the consolidated financial statements of ViewPoint Financial Group, Inc. for the year ended December 31, 2009, which report appears in the Annual Report on Form 10-K of ViewPoint Financial Group, Inc. for the year ended December 31, 2011.

Crowe Horwath LLP

Oak Brook, Illinois

June 11, 2012